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                                                                    EXHIBIT 10.3


                                October 18, 2000


The Board of Directors of
Monarch Dental Corporation
4201 Spring Valley Road, Suite 320
Dallas, TX 75244

Dear Sirs:

         I hereby agree to resign as Chairman of the Board of Directors of Monarch Dental Corporation ("Monarch") effective as of today. In connection with the foregoing, it is understood and agreed that I shall remain a director of Monarch, all unvested options under my Non-qualified Stock Option Agreement, dated as September 28, 1997, shall become fully vested as of the date hereof, and my Separation Agreement with Monarch dated March 26, 1999 shall, except as expressly amended hereby, otherwise remain in full force and effect.

                                            Sincerely,



                                            Dr. Warren F. Melamed